UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2006

OCCULOGIX, INC.
(Exact name of Registrant as specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	000 51030 (Commission File Number)	59-343-4771 (IRS Employer Identification No.)

2600 Skymark Avenue, Unit 9, Suite 201
Mississauga, Ontario L4W 5B2
(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 602-0887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On April 4, 2006, OccuLogix, Inc. (the “Company”) issued a press release announcing that it has initiated its expansion into the glaucoma space by signing a letter of intent to acquire SOLX, Inc. (“SOLX”), a privately held company based at the Boston University Photonics Center. In connection with the proposed acquisition, the Company has advanced to SOLX a convertible unsecured loan in the principal amount of $2,000,000 at an annual interest rate equal to the prime rate, as announced from time to time by Bank of America, N.A. or its successor, plus 2%, to be accrued on a daily basis from the date of advance. The Convertible Unsecured Promissory Note of SOLX dated April 4, 2006 (the “Note”), governing the terms of the loan, provides that the principal amount of the loan, and accrued but unpaid interest thereon, are to be repaid in one payment on October 2, 2006 (the “Maturity Date”). The Note further provides the Company with the right to acquire 10% of the issued and outstanding capital stock of SOLX on a fully diluted basis under certain conditions, including if the principal amount of the loan remains outstanding and owing after the Maturity Date.

ITEM 5.01	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In its press release of April 4, 2006, the Company announced the appointment of William (Bill) G. Dumencu, age 51, as the Company’s interim Chief Financial Officer and Treasurer. Mr. Dumencu will succeed John Y. Caloz, effective April 14, 2006. Mr. Dumencu has been serving as the Company’s Vice President, Finance, since June 2005 and had been the Company’s Chief Financial Officer and Treasurer during the period from September 2003 to June 2005.

Mr. Dumencu’s compensation will consist of a gross salary of Cdn.$178,040 per annum and annual bonus remuneration in the maximum amount of 25% of his gross salary, contingent upon the attainment of performance criteria. In connection with his appointment as the Company’s interim Chief Financial Officer and Treasurer, Mr. Dumencu will not receive any equity-based compensation additional to the stock options under the Company’s 2002 Stock Option Plan that had been granted to him in the past.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release of OccuLogix, Inc. dated April 4, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCULOGIX, INC.
Date: April 7, 2006
	By:	/s/Elias Vamvakas
Elias Vamvakas Chief Executive Officer